Exhibit 10.12
Contract of Employment
This Agreement between you, Philip Allison (“You”) and KCG Europe Limited, City Place House, 55 Basinghall Street, London EC2V 5DU (the “Company”) as at 19 March 2014 comprises your contract of employment with the Company and a statement of the main terms and conditions of your employment which are required by section 1 of the Employment Rights Act 1996.

1.	Your Employer

1.1.	You will be employed by the Company.

1.2.
If the Company at any time proposes to transfer your employment to any Group Company on the same or no less favourable terms, it will not seek to do so without giving reasonable written notice to you of its reasons.

2.	Conditions Precedent

2.1.	Your employment and the terms of employment contained in this Agreement are conditional upon:

2.1.1
you being free to enter into this Agreement and perform your obligations under it without being in breach of any court order or express or implied term of any contract or other obligation binding on you;

2.1.2	receipt by the Company of references that the Company, acting reasonably, considers to be satisfactory;

2.1.3
verification of background information including but not limited to, evidence of credit checks, a search to ascertain whether you have been declared bankrupt or have any County Court Judgements (CCJs) entered against your name, relevant registrations or professional qualifications);

2.1.4
you providing evidence to satisfy the Company that your nationality or immigration status allows you to undertake the position offered. If you did not do so at your most recent interview, prior to the Date of Commencement you must provide the Company with:

2.1.4.1.
your original passport or UK immigration status document (which, if appropriate, shall include your ID card issued by the Home Office) which shows evidence of your entitlement to work including your period of leave to remain in the UK; and

2.1.4.2.	your contact details, which includes your telephone and mobile telephone numbers and evidence of your current address.

2.2.	The evidence required under these clauses 2.1.2 to 2.1.4 (inclusive) must be provided before the Date of Commencement.

2.3.
As the position of CEO KCG Europe includes duties which are deemed by the Financial Conduct Authority (“FCA”) to be controlled functions under the provisions of the Financial Services and Markets Act 2000 (“FSMA”), this appointment is also conditional upon:

2.3.1	the Company carrying out all necessary pre-employment checks for the purposes of applying for approval from the FCA; and

2.3.2	approval from the FCA under section 59 FSMA to perform any controlled functions necessary to discharge your duties.

3.	Date of Commencement of Employment

3.1.
You will commence your employment with the Company on or before 1 October 2014 (“Date of Commencement”) or such other date that may be agreed between you and the Company, which is also the date on which your period of continuous employment with the Company begins. No period of employment with any previous employer counts towards your period of continuous employment with the Company.

3.2.	Your employment shall continue, subject to the terms of this Agreement, until terminated by either party giving notice under clause 13.

4.	Job Title and Duties

4.1.	You will be employed as CEO KCG Europe.

4.2.
You will report to and take instructions from the Chief Executive Officer of KCG Holdings, Inc. (the “Chief Executive”) and the Company’s Board. In this Agreement, “Board” means the board of directors from time to time of the Company or the directors present at a meeting of directors at which a quorum is present or a duly appointed committee of the Company and includes any person nominated by the Company from time to time of the Company for the relevant purposes of this Agreement.

4.3.
Your duties are those duties that would reasonably be expected to fall within your job title together with such other duties, consistent with your status, as may reasonably be assigned to you from time to time. Subject always as above, you acknowledge that, as the needs of the Company’s business change, your job title, reporting line, duties and responsibilities may be amended by the Chief Executive and/or the Board.

4.4.
You may be required by the Company for any period covered by this Agreement and without being entitled to further remuneration to act as an officer of any Group Company or hold any other appointment or office as nominee or representative of any Group Company.

4.5.	During your employment you are required at all times to:

4.5.1
carry out your duties loyally, diligently and in accordance with the directions of the Chief Executive and/or the Board. You will keep the Board properly informed about your involvement in the business of the Company always giving it the full benefit of your knowledge, expertise and skills and promoting and protecting the interests and reputation of the Company and any Group Company and not knowingly or deliberately doing anything which is to its or their detriment;

4.5.2
maintain the highest standards in terms of both personal and professional conduct. When acting on the Company’s behalf you are required do so with honesty, good faith and fairness and do nothing which brings the Company into disrepute. You must use your skills, knowledge and judgment to the best of your ability. You are expected to comply with the Company’s policies and procedures and with all reasonable instructions or requests made by the Chief Executive and/or the Board;

4.5.3
unless prevented by ill health or injury and except during holiday taken in accordance with clause 12 of this Agreement devote the whole of your working time to the business of the Company. You may not during your employment (including, without limitation, any period of suspension or garden leave), without the prior written consent of the Board, accept any other appointment, nor without such consent, undertake any other work in your spare time;

4.5.4
not, without the prior written consent of the Board, directly or indirectly give or receive or retain any payment or benefit, either in respect of any business transacted (whether or not by you) by or on behalf of the Company, or with a view to any such business being transacted;

4.5.5
notify the Board forthwith and without delay in writing of any information or event which could reasonably be expected to impact on your nationality or immigration status or right to work or reside in the UK; and

4.5.6
promptly disclose to the Board any information that comes into your possession concerning any matter which you consider adversely affects or you consider is reasonably likely to adversely affect the business of the Company including, but not limited to:

(a)	the plans of any senior or significant employee to join a competitor or to establish a business in competition with the Company;

(b)	any steps taken by a senior employee to implement any such plans;

(c)	the misuse by any employee of any Confidential Information belonging to the Company or its clients;

(d)	any misconduct by you or any employee; and

(e)	any conflict of interest, whether or not involving you, of which you become aware.

5.	Place of Work

5.1.	Your primary place of work will be at the Company’s offices detailed above, but you may be required to work either permanently or temporarily in other locations within the Greater London area.

5.2.
You may be required to travel within the UK and abroad in the course of performing your duties on behalf of the Company. It is not currently envisaged that any single period of travel abroad will be for a period in excess of one (1) month at any given time. If you are required to travel outside the UK for more than one (1) month, you will be provided with written particulars of this, outlining details of the assignment.

6.	Hours of Work

6.1.
The Company’s normal hours of business are from 6.30 a.m. to 9.30 p.m. Monday to Friday inclusive. During the Company’s normal hours of business you shall work such hours as are necessary for the proper performance of your duties, subject to a minimum of 40 hours per week, and you are entitled to up to one hour’s unpaid lunch break per working day. You may be required to work additional hours either as and when requested by the Chief Executive and/or the Board, or when the proper performance of your work requires. You will not be given any extra remuneration for any such additional hours worked in excess of your minimum weekly hours.

6.2.
You agree that if necessary for the proper performance of your duties, you will work more than an average of 48 hours in a seven day reference period (as defined by and calculated in accordance with the Working Time Regulations 1998 (as amended)). You can withdraw your agreement to the terms of this clause by giving the Company three (3) months’ written notice.

7.	Remuneration

7.1.
Your basic salary is £350,000, per annum payable by bank transfer in equal monthly instalments on or about the 24th of each month unless that day is a weekend or public holiday, in which case payment shall be made on the nearest preceding working day. Salary shall accrue from day to day. There is no obligation on the Company to increase the level of your basic salary at any review. An increase awarded in one year will not influence or set a precedent in relation to future years.

7.2.
Provided that you comply with the conditions in this clause 7.2, for the calendar year 2015 onwards you will be eligible to be considered for a discretionary annual bonus in an amount to be determined in the sole discretion of the Company and KCG. Eligibility for consideration for and payment of a bonus (if any) is conditional upon you:

7.2.7	being employed by the Company on the bonus payment date;

7.2.8	not being under notice of termination of employment, whether given by you or given by the Company, on the bonus payment date;

7.2.9	not being under any form of suspension (e.g. disciplinary/investigative suspension) on the bonus payment date which subsequently leads to the termination of your employment.
For the avoidance of doubt you shall not be eligible to be considered for a discretionary bonus in respect of the calendar year 2014.

7.3.
The amount of any bonus awarded to you will depend on certain criteria including but not limited to the overall performance of the Company and the Group Company, the performance of your business unit, and your own personal performance.

7.4.
For the calendar year 2014 only, your total compensation shall be US$2,000,000 (the “Total 2014 Compensation”). At the end of the 2014 calendar year, the Company will calculate the difference between the Total 2014 Compensation and the salary you have received or are eligible to receive during the 2014 calendar year (with the Company using the foreign exchange rate determined by the Company and prevailing at the time of the calculation). If the conditions in clause 7.5 have been satisfied, the Company will make a payment to you (the “2014 Compensation Payment”) on or around 31 January 2015 (the “2014 Compensation Payment Date”) to increase your total gross compensation to the Total 2014 Compensation. 40% of the 2014 Compensation Payment shall be payable in cash and 60% in long-term equity (including but not limited to restricted stock and restricted stock units. Such long-term equity compensation will be subject to the terms of a separate award agreement and the plan rules in force from time to time).

7.5.	Any payment or award made to you pursuant to clause 7.4 is conditional upon you:

7.5.1	being employed by the Company on the 2014 Compensation Payment Date;

7.5.2	not being under notice of termination of employment, whether given by you or by the Company, on the 2014 Compensation Payment Date;

7.5.3	not being under any form of suspension (e.g. disciplinary/investigative suspension) on the 2014 Compensation Payment Date which subsequently leads to the termination of your employment.

7.6.
The Company shall at entirely its own discretion determine the proportion between cash and long-term equity (including but not limited to restricted stock and restricted stock units) of any sums payable pursuant to clause 7.2, so long as the proportion split between cash and long-term equity is generally consistent with the group policy of KCG Holdings, Inc., which may change from time to time. Such long-term equity compensation will be subject to the terms of a separate award agreement and the plan rules in force from time to time.

7.7.	All amounts which might be payable to you under this Agreement are stated as gross and will be reduced by all applicable statutory deductions, and any other authorised or required deductions.

7.8.	The payment date for any discretionary annual bonus shall be notified to you annually.

7.9.
The payment of any bonus in one year will not influence or set a precedent in relation to future years. Bonus entitlement does not accrue in the course of a year, and you are not entitled to payment of a bonus, or any pro-rata portion of it, if you leave employment for any reason prior to the date that the bonus is paid.

8.	Buy-out

8.1.
You have advised the Company that, as a result of your commencing employment with the Company, you will forfeit deferred compensation with your former employer UBS. Subject to the provisions of this Agreement, the Company shall compensate you with Shares (as defined below) provided that the only reason such deferred compensation is not honoured by UBS is that you have resigned from UBS in order to commence employment with the Company.

8.2.	On the Date of Commencement you will be granted 750,000 restricted shares or restricted stock units of KCG Holdings, Inc. common stock (collectively, “Shares”), expressly conditioned on the following:

8.2.1
you provide satisfactory documentation to the Company that you have forfeited unvested shares, stock units and/or options of approximate value, awarded by your previous employer. Such documentation must be provided as soon as reasonably practicable prior to the Commencement Date;

8.2.2	the Compensation Committee of KCG Holdings, Inc.’s Board of Directors approves such grant;

8.2.3	the Shares are not more generous in either their amount or terms (including any deferral or retention periods) than the variable remuneration awarded or offered by your previous employer;

8.2.4	you have not given notice to terminate your employment on the Date of Commencement; and

8.2.5
you have not been given notice to terminate your employment, by reason of conduct, performance, capability or your qualifications which you have been unable to remedy within a reasonable period to the Company’s satisfaction.

8.3.
The Shares will be subject to the terms of a separate award agreement and the plan rules in force from time to time. As described more fully in the applicable plan and the applicable award agreement, the restricted stock units or options will vest in three equal instalments, with the first vesting on 1 July 2015 and the remaining instalments vesting annually on the next two anniversaries of your Date of Commencement.

8.4.
However, in the event you are not reporting to Daniel Coleman as the Chief Executive Officer of KCG Holdings, Inc. or his successor by December 31, 2015, the unvested restricted stock units that are the subject of the initial Award shall vest but deliver on the original delivery date.

9.	Expenses

9.1.
You will be reimbursed your reasonable expenses properly and necessarily incurred by you in the proper performance of your duties under this Agreement, provided that you produce valid receipts and/or vouchers to the Company’s satisfaction. All expense claims must be made in accordance with the Company’s Expenses Reimbursement policy.

10.	Benefits

10.1.
The Company operates a benefits package and entitlement to join the Company’s contributory pension scheme forms part of this package, subject always to the rules of the schemes (including any eligibility requirements) from time to time in force. From the Date of Commencement (as stated above), you are entitled to become a member of the following schemes:

10.1.1
Personal Pension Scheme. Subject to you making contributions to your personal pension scheme, the Company will make additional matching contributions at a rate of 200% of your contribution. For example, if you contribute 2% of salary, the Company will contribute 4%. However, the maximum you may contribute is 5% of your salary and the maximum matching contribution will be 10% for the Company, subject always to a pension earnings cap which will be set by the Company in its absolute discretion or as required by law.

10.1.2	Health, Dental and Travel Insurance; and

10.1.3	Group Income Protection; and

10.1.4	Group Life Assurance
Details of the above schemes are available from Human Resources.

10.2.
The Company reserves the right to cease to offer or to amend or substitute another provider or to alter or substitute any part of the benefits package available to you under, or the terms and conditions of, that scheme at any time. No liability will accrue to the Company in the event that cover for any benefit available to you is refused by the provider or any conditions or limitations to the benefit are applied by the provider. The Company’s sole obligations in respect of any of these insurances are to pay the premium from time to time required by the provider and to pay to you such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by you under the scheme and for the avoidance of doubt the Company shall be under no obligation to take any action to enforce the terms of the insurance or otherwise to procure the benefit of the insurance for you.

10.3.
Your entitlement to participate in any benefit scheme will be conditional on the terms of any such scheme from time to time and your ability to satisfy any conditions for participation and/or entitlement imposed by any such scheme provider.

10.4.
The Company shall be entitled to exercise its rights under clause 13 notwithstanding that the effect of the exercise of such rights is or may be to terminate your employment in circumstances or at a time such that you are or may be deprived of any benefit (actual or contingent) under any insurance scheme provided by the Company.

11.	Sickness

11.1.
Any absence caused by sickness or injury must be notified to Human Resources by 10 a.m. on the first day of absence. If you are still off work on the third day, you must contact Human Resources to report on your progress and thereafter you are required to keep the Board regularly informed of your absence, the reasons for it, and of the expected duration.

11.2.
For the first seven (7) days of any absence caused by sickness or injury, a self-certification form should be completed, which is available from Human Resources. For absences of more than seven (7) days, a doctor’s certificate must be produced on the eighth day and should be submitted regularly for any period of absence thereafter. On each occasion that a medical certificate expires and you do not anticipate returning to work, you must notify the Board on the first working day following expiry of the medical certificate.

11.3.
Subject to you complying with the Company’s sickness absence procedure, and following completion of your probationary period, the Company will pay you basic salary in respect of periods of absence due to sickness or injury up to a maximum of 26 weeks’ qualifying sickness absence during any consecutive 12-month period calculated from the first day of absence. Further details are contained in the Company’s Sick Pay Policy set out in the Employee Handbook. Any Company Sick Pay paid in this way includes any entitlement you have to Statutory Sick Pay (“SSP”) and any other sickness or other benefit obtainable by you under any legislation for the time being in force.

11.4.	The Company at all times reserves the right to withhold, discontinue or request repayment of any Company Sick Pay awarded if:

11.4.1	it is satisfied that you have misrepresented your state of health or are in any way abusing the sickness scheme;

11.4.2	an injury from an accident at work was caused by your misconduct at work;

11.4.3	you fail to follow the Company’s absence procedure;

11.4.4	in the opinion of a doctor nominated by the Company, you are well enough to work;

11.4.5	you behave in a manner likely to retard your recovery.

11.5.
The Company reserves the right to require you to submit to a medical examination by a practitioner appointed by the Company, the cost of which will be borne by the Company. You acknowledge that the medical practitioner carrying out this examination will prepare a medical report for the Company and is entitled to disclose or discuss with the Company any matters arising from such examination, including those which might materially or adversely affect your health and which may hinder or affect the proper performance of your duties.

11.6.	Prolonged or frequent absences may result in the termination of your employment whether you are in receipt of Company Sick Pay at that time or not.

11.7.
Failure to comply with the Company’s sickness and absence rules and procedures as set out in this clause 11 and/or the Employee Handbook may render you subject to disciplinary action and may also bar you from receiving any Company Sick Pay as outlined in clause 11.4 above.

12.	Holidays

12.1.	The Company’s holiday year runs from 1 January to 31 December.

12.2.
In addition to public holidays in England and Wales, you will be entitled to 26 days holiday during each complete holiday year. You may be required to work UK public or bank holidays and are required to be flexible in relation to such holidays, in view of the international nature of the Company’s business. You may also be required to take periods of leave during public or market holidays which apply to the markets or countries for which you may be involved as part of your employment with the Company, in addition to or instead of UK public or bank holidays.

12.3.
In each holiday year (apart from the year in which your employment commences or terminates) you will be expected to take at least the statutory 28 days’ holiday (including normal public holidays) to which you are entitled, whether or not you are absent on sick leave for all or any part of the holiday year. A maximum of five days holiday may be taken over from one leave year to the next, subject to approval by the Chief Executive, but must be taken by the end of March in the following year or it will be lost. No payment in lieu of untaken holiday will be given except on termination of employment where appropriate in accordance with clause 12.6 below.

12.4.	Your holiday entitlement for your first and final years of employment will be adjusted pro rata to reflect the proportion of the holiday year worked by you.

12.5.	You must obtain the prior approval of the Chief Executive before taking any holiday, in accordance with the Company’s policy as set out in the Employee Handbook.

12.6.
Upon the termination of your employment you will receive a payment in respect of any days’ holiday which are due but have not been taken. A sum will be deducted in respect of any days you have taken in excess of accrued holiday entitlement or any other sums owed to you by the Company. For these purposes, a day’s pay is calculated as 1/260 of your annual salary.

12.7.
During any period of notice (whether given by you or by the Company), no contractual holiday entitlement shall accrue. Entitlement to statutory annual leave only shall continue to accrue during such period.

13.	Notice and Termination

13.1.
You are required to give six (6) months’ notice in writing to terminate your employment. Save as otherwise provided for in this Agreement, you will be entitled to receive six (6) months’ written notice from the Company to terminate your employment.

13.2.
Notwithstanding clause 13.1, the Company may, in its sole and absolute discretion, terminate your employment at any time and with immediate effect by paying a Payment in Lieu. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

13.2.6	any bonus that might otherwise have been due during the period for which the Payment in Lieu is made (including but not limited to the 2014 Compensation Payment);

13.2.7	any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and

13.2.8	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

13.3.
You will have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 13.1. Nothing in this clause shall prevent the Company from terminating your employment in breach.

13.4.
Your employment may be terminated by the Company without notice and without Payment in Lieu or other compensation if you are considered by the Company to be guilty of gross misconduct or to be in fundamental breach of the terms of this Agreement. A non-exhaustive list of examples of conduct which the Company regards as constituting gross misconduct is contained in the Employee Handbook and it is your responsibility to familiarise yourself with these.

13.5.
On the termination of your employment for whatever reason you must immediately resign without compensation from any office which you may hold in the Company or any Group Company or which you hold as a nominee of the Company or any Group Company.

14.	Garden Leave

14.1.
At any time after you have or the Company has given notice to terminate your employment in accordance with the terms of this Agreement, or after you have purported to terminate your employment without giving full notice and the Company does not accept such resignation on such terms, the Company may require that during any such notice period or any part of parts of such notice periods that, without the prior written consent of the Company, you do not attend your workplace or you perform none of your duties or only perform such specific duties as are expressly assigned to you by the Company. Save as otherwise provided for in this Agreement, you will be entitled to full pay and contractual benefits during any such period of garden leave.

14.2.	During any period of notice whatsoever, however it is served (including whether as garden leave or not) you must, if instructed by the Company:

14.2.1	resign without compensation from any office which you may hold in the Company or any Group Company or which you hold as a nominee of the Company or any Group Company;

14.2.2	cease to be an authorised signatory of the Company or any Group Company;

14.2.3	refrain from contacting or communicating with any client, customer or supplier of the Company or any Group Company;

14.2.4	refrain from contacting or communicating with any employee, officer, director, agent or consultant of the Company or any Group Company;

14.2.5	refrain from undertaking any work for any third party, whether paid or unpaid, and whether as an employee or otherwise;

14.2.6	return all Company property, including, without limitation, all confidential information, documents, software and any copies thereof (in whatever format).

14.3.
During any period of garden leave, you will remain an employee of the Company and your employment shall continue and you will not be entitled to be employed or engaged by any other company, partnership, person or entity in any capacity (whether paid or unpaid). You should keep the Company informed of your whereabouts so that you may be contacted should the need arise during normal working periods, be it to perform any duties set out in clause 14.1 above or otherwise.

14.4.	The Company reserves the right to require you to take holiday that has accrued up to the commencement of any garden leave period during such garden leave.

15.	Confidentiality

15.1.	You acknowledge that in the course of your employment you will have access to Confidential Information. You have therefore agreed to accept the restrictions in this clause 15.

15.2.
You shall not (except in the proper course of your duties), either during your employment with the Company or any Group Company or at any time after its termination (howsoever arising}, use or disclose to any person, company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

15.2.1	any use or disclosure authorised by the Company or required by law or required by the proper performance of your duties; or

15.2.2	any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or

15.2.3	prevent you from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 (as amended).

16.	Intellectual Property

16.1.
You shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights conceived or made wholly or partially by you at any time during the course of your employment with the Company which relates to, or are reasonably capable of being used in, the business of the Company. You also acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, you agree to hold them on trust for the Company and will do everything necessary or desirable at the Company’s expense to vest the Intellectual Property Rights fully in the Company and/or to secure patent or appropriate forms of protection for the Intellectual Property Rights. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 16.1. Decisions as to the protection or exploitation of any Intellectual Property Rights shall be in the absolute discretion of the Company.

16.2.
You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this clause 16.1.

16.3.
You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause 16 and acknowledge in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 16 shall be conclusive evidence that such is the case.

17.	Restrictions During Employment

17.1.
During your employment you shall not, in a Relevant Capacity, be engaged or concerned in any business or undertaking other than that of the Company or any Group Company, without the prior written consent of the Board, but you may nevertheless be or become a minority holder of any securities (to a maximum holding of not more than 5% of such securities) which are quoted on a recognised investment exchange, subject to conforming to all regulatory requirements and rules and the Company’s Compliance procedures which may change from time to time at the Board’s absolute discretion.

18.	Restrictions After Employment

18.1.	For a period of twelve (12) months after the Termination Date you shall not, in a Relevant Capacity, without the previous written consent of the Board:

18.1.1	be engaged or concerned or interested in or carry on any business within the Restricted Area which competes with (or will within such period compete with) the Restricted Business;

18.1.2
solicit, interfere with, entice away or endeavour to entice away (or procure or assist the soliciting, interference or enticement), in connection with any business which competes to a material extent with the Restricted Business, the custom or business of any Customer or prospective Customer with whom you have had personal contact or management responsibility on a more than de minimis basis during the course of your employment with the Company at any time during the period of 12 months preceding the Termination Date, not attempt to discourage or dissuade such person, firm or company from doing business with the Company;

18.1.3
solicit, entice away or endeavour to entice away (or procure or assist the soliciting or enticement) any Key Employee or do any act whereby such Key Employee is encouraged to terminate their employment, appointment or contract with the Company, whether or not such Key Employee would, by reason of terminating their employment, appointment or contract service with the Company, commit a breach of their contract with the Company; or

18.1.4
engage or employ or offer employment to (or procure or assist the engagement, employment or offering to) any Key Employee, whether or not such Key Employee would, by reason of terminating their employment, appointment or contract with the Company, commit a breach of their contract with the Company.

18.2.	The provisions set out in clauses 18.1 above shall apply after the Termination Date regardless of the reason for the termination of your employment (including the termination pursuant to clause 13.3).

18.3.	The period of the restrictions set out in clauses 18.1 shall be reduced by any period(s) during which you are placed on garden leave by the Company pursuant to clause 14 above.

18.4.
Each of the restrictions contained at clauses 18.1 to 18.3 constitutes an entirely separate and independent restriction and is considered by the parties to be reasonable and necessary for the protection of the legitimate interests of the Company but if any such restriction or part thereof shall be found void, invalid, illegal or unenforceable by any court of competent jurisdiction but would be valid if some words were deleted therefrom, or the period thereof reduced, or area covered or range of activities reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

18.5.
You shall at the request of the Board enter into a direct agreement or undertaking with any other Group Company by which you will accept restrictions corresponding to the restrictions contained in this clause (or such of them as the Board may require in the circumstances).

18.6.
You agree that the potential damage to the Company and any Group Company of a breach of the restrictions specified in clause 18.1 above may be such that it is unquantifiable or that you will not be able to compensate the Company or any Group Company adequately. You acknowledge that the Company may seek injunctive relief and/or any other equitable relief to enforce any part of clause 18.1 above whether in respect of any threatened or actual breach of that clause.

18.7.
Before accepting any employment, appointment or engagement with any third party either during the Employment or at any time during the period of 12 months after the Termination Date, you shall draw the provisions of this clause 18 to the attention of such third party.

18.8.
In the event of the transfer (within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Transfer Regulations”)) of the undertaking or the part of the undertaking in which you shall at the time be employed as the result of which (by virtue of the Transfer Regulations) your employment is automatically transferred to another (the “Transferee”), the provisions of this clause 18 shall have effect as though references in it (and in all associated terms defined in this Agreement) to any “Group Company” are construed as references to “any other company within the Transferee’s Group” which for these purposes shall comprise the Transferee and any holding company of the Transferee and the subsidiaries of the Transferee and of any such holding companies for the time being.

19.	Assistance

19.1.
You will during and after the termination of your employment provide such reasonable assistance, reasonably requested documents, physical evidence or testimony as the Company or any Group Company may reasonably require in the conduct of any internal investigation, the defence or prosecution of any current or future claim that may be made against the Company or any Group Company including but not limited to any proceeding before any arbitrary, administrative, regulatory, judicial, legislative or other body or agency to the extent such claims, investigations or proceedings relate to services performed, or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you.

19.2.	If the Company or any Group Company requests such assistance after the termination of your employment:

19.2.1
The Company or any Group Company will reimburse you for any reasonable out-of-pocket expenses you necessarily and wholly incur in complying with clause 19.1 subject to the prior written consent of the Company’s General Counsel in consultation with the Board (which shall not be unreasonably withheld) and to the provision of evidence of expenditure to the General Counsel’s reasonable satisfaction;

19.2.2
The Company shall pay for you to take legal advice from its lawyers, save in the event that the Company’s General Counsel in consultation with the Board determines that there is a conflict of interest (in which case the Company shall pay the reasonable costs of independent advice); and

19.2.3	The Company acknowledges that any assistance should not be at times which may reasonably jeopardise any new employment of yours.

20.	Company Property

20.1.
On request and in any event on the termination of your employment for any reason, you are required immediately to return to the Company all Company property in your possession or under your control including any Company credit or charge cards, all keys, computer hardware and software including discs and demonstration equipment, samples and passwords and all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, diagrams, projections) together with all copies thereof. The ownership of all such property and documents shall at all times remain vested in the Company.

20.2.
All programmes and information about the Company’s or any Group Company’s affairs held on any computer owned by you shall be deleted on the termination of your employment and, if requested by the Company, you will make that computer available for inspection to ensure that this has been effectively carried out.

21.	Conduct, Grievance and Disciplinary Procedure

21.1.
Your conduct must at all times be consistent with an employee of a company regulated by the FCA or its successor body. Where it is necessary for you to be registered as an Approved Person by the FCA for the performance of your duties, any failure to be so registered may give the Company cause for the termination of your employment. If from time to time you carry out Controlled Functions, the Company reserves the right to remove you from involvement in some or all Controlled Functions or any other regulated activities if the Company has any concern about your competence or fitness and propriety to carry out those Controlled Functions or other regulated activities. You are required to comply with the Company’s Compliance Manual and procedures.

21.2.
You must observe all rules, regulations, policies and other requirements which apply from time to time, of any body which regulates the Company or any Group Company’s activities. You are also required to observe all applicable legislation, and to act in accordance with the instructions issued from time to time by the Group Chief Compliance Officer.

21.3.
The Company’s Grievance and Disciplinary Procedures are set out in the Employee Handbook. These Procedures do not form part of your terms and conditions of employment and may be amended by the Company from time to time. You are, however, required to comply with its terms and it is your responsibility to familiarise yourself with it.

22.	Deductions

22.1.
You hereby agree to deductions being made from your salary or any other sums due to you from the Company in respect of any sums owed by you to the Company from time to time, including without limitation, overpayments, drawings, outstanding loans, advances or payments for excess holiday.

23.	Alterations to Terms and Conditions

23.1.	Any minor changes to this Agreement will be notified to you in writing.

23.2.
Unless as otherwise provided for in this Agreement you will be given at least one month’s prior written notice of any proposed major changes and will be subject to your agreement — but you will be taken to have accepted these if you do not indicate to the contrary.

24.	Compliance with Policies and Procedures

24.1.
You will be issued with an Employee Handbook, the contents of which you are expected to comply with during the course of your employment. The Company will update the Employee Handbook from time to time and you will be notified of any such changes. Save as set out in the Employee Handbook, it does not form part of your contract of employment.

24.2.
To the extent that there is a conflict between the provisions of this Agreement and the Employee Handbook or any other such manuals, codes or regulations current from time to time, the provisions of this Agreement shall prevail.

24.3.
You are required to comply with the provisions of any policies or procedures of the Company in place from time to time including, without limitation, the Company’s Computers, Communications Devices, E-mail, Electronic Communications and internet Use Policy, Code of Business Conduct and Ethics and you will be required to execute a separate Acknowledgement in respect to the policies specifically listed above, which Acknowledgement will form part of this Agreement.

25.	Other Agreements

25.1.
This Agreement constitutes the whole agreement between the parties. All other agreements (if any) for service between the Company and you are hereby abrogated and superseded and any sum or sums paid to you by way of remuneration under any such other agreements after the commencement of the employment shall be deemed to have been received by you on account of the remuneration payable to you under this letter. The terms of this Agreement shall prevail in the event of any inconsistency between the terms of this Agreement and the terms of any offer letter. You have not been induced to enter into an agreement in the form of this letter in reliance on, nor have you been given any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this Agreement and, to the extent that any of them have been, you unconditionally and irrevocably waive any claims, rights or remedies which you might otherwise have had in relation thereto.

25.2.	There are no collective agreements which directly affect the terms and conditions of your employment and your employment with the Company is not covered by any collective agreements.

25.3.
If any provision contained in this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, that provision will be severed from this Agreement and that invalidity or unenforceability will not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however, if the invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, the invalid provision will be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

26.	Third Party Rights

26.1.
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Company (or any Group Company) shall have any rights under it. The terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any third party.

27.	Changes in Particulars of Employees

27.1.	You must notify the Board in writing of:

27.1.1
any change in your personal details which is your name, address, home telephone number or mobile telephone number, nationality or immigration status, marital status or civil partnership status, date of marriage or civil partnership, divorce or births in your immediate family, examination passes or any other changes to your professional registrations or accreditations, change of your next of kin, change of life assurance beneficiary, or your next of kin’s change of address, telephone number etc.;

27.1.2
your arrest, charge or conviction for a criminal offence or if you become bankrupt, apply for or have made against you a receiving order, make any composition with your creditors or commit any act of bankruptcy or are subject to any disciplinary action taken against you by a professional or regulatory body, which may render you liable to summary dismissal.

28.	Data Protection

28.1.
The Company will, as a consequence of your employment, collect certain of your personal information in order to carry out necessary personnel administration, work and business management tasks and activities. As a result, the personal information kept on you may be used to:

28.1.1	to administer rights and benefits under your employment contract such as salary, bonus, healthcare pension, leave etc.;

28.1.2	ensure the Company’s compliance with its various legal obligations such as in relation to health and safety, equal opportunities, public interest disclosure etc.;

28.1.3	administer payroll and discharge the Company’s PAVE obligations;

28.1.4	operate necessary reviews and evaluations such as in relation to performance;

28.1.5	assist in the smooth operation of the Company’s IT and communications systems;

28.1.6	assist in handling any legal claims against the Company or in which the Company is involved.

28.2.	The Company may need to disclose the personal information held on you to Group Companies and may, in doing so, transfer personal information to the United States where laws may not be as protective of your personal information privacy rights as in the UK. The Company will not disclose your personal information for any reason incompatible with those reasons set out at clause 28.1 above without your consent or unless it is in your vital interests to do so, or as otherwise authorised by law.

28.3.	You agree to the Company’s holding, using and processing of personal information about you within the purposes set out in clause 28.1 above including, where necessary, sensitive personal information.

28.4.	The Company reserves the right to review, audit, intercept, access and disclose on a random basis all messages created, received or sent over the Facilities in order to:

28.4.1	protect against the unauthorised use of the system;

28.4.2	protect the system against viruses or hackers;

28.4.3	find lost messages or retrieve messages due to system failure;

28.4.4	assist in the investigations of wrongful acts;

28.4.5	combat or investigate fraud or corruption;

28.4.6	prevent or detect crime;

28.4.7	comply with any legal obligation;

28.4.8	protect the Company’s legitimate interest and activities.

29.	Warranty

29.1.	You warrant that by entering into or performing these and any other arrangements made between the Company and you

29.1.1
you will not be in breach of or subject to any express or implied term of any contract with or other obligation to any third party binding on you, including without limitation any notice period or the provisions of any restrictive covenants or confidentially obligations, arising out of any employment with any other employer or former employer. You further warrant that at the commencement date of your employment you are not bound by any such express or implied term that you have not disclosed to the Company.

29.1.2
you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled at any time during your employment with the Company or any Group Company.

30.	Potential impact of the Remuneration Code

30.1.
The Company is regulated by the FCA and is currently a Level 3 entity for the purposes of the FCA Remuneration Code. The Company believes that the terms and conditions set out in this Agreement are all consistent with the current requirements of the Remuneration Code.

30.2.	Notwithstanding any other provision in this Agreement, where the Company makes any payment to you of variable compensation that is regulated by the Remuneration Code, the Company reserves the right in its sole discretion to adjust any payment to you {including to reduce the payment) to the extent it decides is reasonably necessary taking into account the terms of the Remuneration Code and the Company’s Remuneration Policy Statement published under the Remuneration Code. The Company anticipates exercising this right on rare occasions, if at all, and any potential exercise of this right will be discussed with you in advance save where it is not reasonably practicable to do so. The Company shall only exercise its rights hereunder acting reasonably and may not adjust an individual’s remuneration basis unless all or substantially all employees at a level commensurate with such employee are all subject to the same variation(s), save to the extent that it would be appropriate to do so by virtue of a particular issue applying to a particular individual.

30.3.
In the unlikely event that the FCA advises the Company of its view that these terms and conditions are not consistent with the Remuneration Code, or the Remuneration Code (or any other regulatory requirements affecting remuneration) change, or the Company’s position with respect to such regulatory requirements changes (for example, if the Company becomes a Level 2 instead of a Level 3 entity under the Remuneration Code), the Company reserves the right to unilaterally modify these terms and conditions to the extent, and in the manner, it considers appropriate in its sole and absolute discretion acting reasonably. Save where it is not reasonably practicable, any proposed changes will be negotiated and agreed with you in advance of being made by the Company (in such circumstances both parties acting reasonably), however the nature of any changes will remain within the ultimate discretion of the Company.

30.4.
You hereby acknowledge that changes made by the Company pursuant to the above will not constitute a breach of your terms and conditions of employment, even if the precise terms of any future changes are unable to be identified by either party in advance.

31.	Governing Law
This Agreement shall be governed by the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English Courts.

32.	Interpretation

32.1.	For the purposes of this Agreement, the following words shall have the following meanings:

“Company Sick Pay”	means any sick pay paid in accordance with clause 11.3 (Sickness).

“Confidential Information”
means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to the business, products, customers, clients, directors, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of its or their business contacts;

“Customer’’	means any person, firm or company from whom during the period of twelve months preceding the Termination Date, the Company obtained an order for goods or services;

“Facilities”	means email, voicemail, telephone system or internet;

“Group Company”
means any Company which for the time being is (a) a holding company of the Company or (b) a subsidiary undertaking of the Company or (c) a subsidiary undertaking of any such holding company (as these expressions are defined in the Companies Act 2006) and shall include, for the avoidance of doubt, Knight Capital (Europe) Limited and Getco Europe Limited;

“Intellectual Property Rights”
means patents, rights to inventions, copyright and related rights, trade-marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention”	means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Key Employee”
means any employee of or consultant or independent contractor to the Company at the Termination Date or who was such an employee, consultant or independent contractor at any time during the 12 months preceding the Termination Date and, in each case, who worked or provided services in a senior executive, managerial, IT, sales or trading capacity and with whom you dealt personally or had management responsibility for on a more than de minimis basis at any time during the 12 months preceding the Termination Date;

“Payment in Lieu”
means a sum in lieu of notice equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this Agreement during the relevant notice period referred to at clause 13.1 (or, if notice has already been given, during the remainder of the notice period) less any deductions required by law;

“Prospective Customer’’
means any person, firm or company with whom during the period of twelve months preceding the Termination Date, the Company was or has been in negotiations or discussions with or to whom the company shall have presented a proposal with a view to such person, firm or Company placing an order for goods or services with the Company;

“Relevant Capacity”	means either alone or jointly with another in the capacity of principal, agent, consultant, partner, director, shareholder, independent contractor or employee whether directly or indirectly;

“Restricted Area”
means Europe, the US, Singapore, Hong Kong and such other areas worldwide in which the Company carries on business at the Termination Date and in or in respect of which you shall have carried out duties or been engaged or concerned at any time during the 12 months preceding the Termination Date;

“Restricted Business”
means any business carried on by the Company or Group Company at the Termination Date and in which you were materially engaged at any time during the period of 12 months immediately preceding the Termination Date;

“Termination Date”	means the date on which your employment terminates, howsoever arising.
This agreement is signed by the parties to indicate their Agreement to its terms.
Signed on behalf of the Company
Date:    19 March 2014
Name and position:    Marcia Jones – Managing Director – Human Resources
Signed: /s/ Marcia Jones
Please indicate that you agree to these terms by signing one copy of this Agreement and returning it.
I have read and understood the terms and conditions set out in this Agreement and agree that I will comply with those terms and conditions.
Date: 24/3/14
Name:    Philip Allison
Signed: /s/ Philip Allison